Exhibit (c)(iii)
Confidential

PROJECT NIGHT

Materials Prepared for the Class A Board of Directors
April 8, 2001

Table of Contents

1.	Introduction
2.	Background on NBCi
3.	Review of Sale Process
4.	Summary of NBC Proposal
5.	NBCi Management Analyses
6.	DrKW Valuation Analyses

Introduction

Executive Summary

•
NBCi is currently evaluating an offer from NBC to purchase all outstanding shares of NBCi not held by NBC

•
Purchase price of $2.19 per share in cash, representing a 46% premium to NBCi's closing stock price on April 6th, 2001

•
Implied equity value of approximately $150 million

•
One-step merger with stockholder vote

•
NBCi would agree to initiate plans to wind down the Company immediately following announcement of a transaction

•
Transaction qualifies as a 13e-3 "going private," resulting in broader SEC disclosure requirements

•
The following is a brief summary of material facts to be considered by the Class A Board of Directors:

•
DrKW was engaged in January 2001 to explore a possible sale of NBCi and conducted a thorough search for a buyer with a specific objective of improving on anticipated bids from SEAHAWK and DIAMOND

•
Following a lack of interest from third-party acquirors for the Company, NBC proposed an acquisition of NBCi

•
NBC has a variety of rights which may tend to make NBCi relatively unattractive to third party suitors, including a $389 million convertible note payable held by NBC which NBC can force to be redeemed for cash under certain circumstances

•
Contemporaneously with the Class A Board of Directors' consideration of a transaction with NBC, NBCi management was directed to analyze various business alternatives, including a liquidation of the Company and significantly changing the Company's business model

—
Some of these alternatives indicated the possibility of a higher per share value for NBCi than the current NBC offer; however, management noted a number of risks involved with these alternatives

•
DrKW has analyzed the stock price premium being offered by NBC and determined that the premium being offered is generally in line with premiums paid in other technology transactions

•
In addition, NBCi management has prepared a four year operating plan for NBCi assuming the Company continued to operate in its current form and has asked DrKW to perform valuation analyses using these projections

—
However, any valuation based on an analysis of the operating plan is largely hypothetical, as the projections show the business not achieving profitability and running out of cash in 2004 (projected cash balance of negative $27 million at the end of 2004)

Background on NBCi

Initial Formation of NBCi

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In November 1999, NBC merged selected Internet holdings with Snap, a search engine, and Xoom.com, a Web shopping and community site, creating NBC Internet

•
NBC contributed seven principal assets in exchange for a 47% stake plus a $370 million zero coupon convertible debenture (convertible at the time into an additional 6% stake in NBCi) and a $405 million advertising purchase agreement

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NBC.com, the principal Web site for NBC's television shows

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NBC-IN.com, a local content portal

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VideoSeeker.com, a rich media Web site

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A 10% interest in finance Web site CNBC.com

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NBC's approximate 60% interest in Snap

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A brand license agreement giving NBCi rights to the NBC brand, peacock and chime online

•
A $340 million promissory note

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CNET contributed its approximate 40% interest in Snap for a 14% stake

•
Xoom.com stockholders received a 39% interest in NBC Internet

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NBC received the right to name six of 13 directors

Description of Key Intercompany Arrangements

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Four key intercompany arrangements were put into place as part of the transaction:

  Zero Coupon Convertible Debentures

  •
  Two separate 4% interest rate notes with a total issuance price of $370 million

  •
  Convertible at the option of NBC any time after November 30, 2000 into 5.8 million shares of Class B common stock

  •
  Redeemable at the option of NBCi any time after November 30, 2004 for i) accreted value ($389 million as of 2/28/01) or ii) 7.1 million shares of Class B common stock (valued at $10.7 million based on the 4/6/01 closing stock price of $1.50)

  •
  Option to redeem debentures for a fixed number of shares directly links value of note to NBCi's stock price

  •
  However, in an event of default, which includes i) a change of control and ii) a liquidation, NBC has the right to receive the accreted value of the debentures ($389 million as of 2/28/01)

  Promissory Note

  •
  $340 million 5.4% loan from NBCi to NBC, payable in 16 equal quarterly installments of $23.8 million, for a total repayment amount of $380 million

  Advertising Purchase Agreement

  •
  $405 million commitment from NBCi to purchase advertising from NBC, in quarterly installments which approximately offset amounts received under the Promissory Note

  •
  NBCi can resell this advertising time with the consent of NBC, which "shall not be unreasonably withheld or delayed"

  Brand License Agreement

  •
  Exclusive and non-exclusive rights to the NBC brand, peacock and chime online

Significant Rights of NBC

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As a result of the 1999 merger and the intercompany arrangements, NBC has a series of significant rights which may be exercised in connection with a change of control, or may otherwise affect a transaction or other strategic alternatives that may be available to NBCi:

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Requirement of the approval of a majority of Class B directors appointed by NBC in order to effect a sale of NBCi

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Veto power in a sale transaction through its potential to control a majority of votes

—
39% through current Class B share ownership

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Increases to 49% including CNET Class A shares controlled by NBC in a sale transaction through NBC's voting agreement with CNET

—
Subject to further increase to 53% upon conversion of the Zero Coupon Convertible Debentures

•
Capital structure seniority of Zero Coupon Convertible Debentures

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Requirement of repayment at accreted value ($389 million as of 2/28/01) in an event of default, which includes a sale or liquidation or change in control, before payment of any sale proceeds to stockholders

•
Influence over NBCi's ability to re-sell the advertising it has agreed to purchase as part of the original transaction due to NBC's ability to withhold its consent, although it can only do so "reasonably"

Stock Price History

•
NBCi's stock price has declined significantly since the formation of the Company in November 1999

•
NBCi closed at $1.50 on April 6th, 2001

Relative Stock Price Performance

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NBCi's stock price has also significantly underperformed other Internet and technology companies

(1)
Includes AOL Time Warner, Terra Lycos, Primedia and At Home.

(2)
Includes Yahoo!, GOTO.com, Looksmart and Ask Jeeves.

Analyst Perspective

•
Wall Street has lost enthusiasm for the stock, with half of the analysts who cover the Company having neutral or hold ratings

Firm	Analyst	Most Recent Report	Stock Price Target	Price at Report Date	Rating	Rating Status
ABN AMRO	Arthur Newman	2/14/01	NA	$2.59	Hold	Maintain
BlueStone Capital	Kathleen Heaney	2/14/01	$7.00	$2.59	Neutral Perform	Maintain
Deutsche Bank Alex. Brown	Justin Post	2/14/01	NA	$2.59	Market Perform	Maintain
Goldman Sachs	Tonia Pankopf	2/14/01	NA	$2.59	Market Outperform	Maintain
Gruntal & Co.	Catherine Skelly	1/22/01	$2.50 (Inter. Term)	$3.88	Under Performer	Maintain
			$4.00
			(Long Term)		Market Performer
JP Morgan H&Q	Paul Noglows	2/14/01	NA	$2.59	Long Term Buy	Maintain
Prudential Securities	Bill Lerner	2/14/01	$3.00	$2.59	Hold	Maintain
Robertson Stephens	Lowell Singer	2/14/01	NA	$2.59	Long Term Attractive	Maintain
USBancorp Piper Jaffray	Anthony Gikas	1/18/01	$6.00	$4.19	Neutral	Lowering
Wedbush Morgan	Anne Thompson	2/14/01	NA	$2.59	Hold	Maintain

Analyst Comments

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In addition, analyst commentary is increasingly focusing on the negative aspects of the Company

"We view the Company's 2001 revenue guidance of $100mm as a very challenging goal"

— Justin Post, DB Alex. Brown

"We continue to rate NBCI a Hold in light of larger losses for 2001, declining revenues, and declining audience traffic."

— Arthur Newman, ABN AMRO

"The company forecasts cash break-even in the fourth quarter of 2001 or first quarter of 2002. We believe it will take longer."

— Kathleen Heaney, BlueStone Capital

"NBCi continues to suffer from online ad weakness and continues to have high exposure to dot.com advertising"

— Tonia Pankopf, Goldman Sachs

"Due to expected near-term uncertainty in NBCi's Internet advertising business as it transitions to a more stable client base as well as a lack of visibility into ad spending in CY01, we are conservatively lowering our CY01 revenue estimate to $73 million from $148 million"

— Paul Noglows, JP Morgan H&Q

"We remain concerned about the percentage of revenues that are remitted to NBC Internet, Inc., in the form of barter and equity, as opposed to cash. The company's cash revenues as a percentage of total revenues has been steadily declining."

— Catherine Skelly, Gruntal & Co.

Review of Sale Process

Summary of Sale Process

•
DrKW was engaged by NBCi in January 2001 to assist with respect to a possible sale

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In conjunction with NBCi management, DrKW identified potential purchasers of the Company and developed a strategy to be used in contacting these potential purchasers

•
In January, February and March 2001, DrKW and NBCi management contacted 21 companies regarding a potential sale of NBCi

•
11 companies expressed some level of interest in pursuing discussions with NBCi

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Six companies executed a non-disclosure agreement and received non-public information on NBCi

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As described below, NBC directly participated with NBCi in selected discussions with these companies, all of which occurred prior to the first indication of interest from NBC in directly pursuing a transaction with NBCi

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APPLE, DIAMOND, FIDO, PLANET and SEAHAWK held meetings with NBCi management for further due diligence

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APPLE held two telephone meetings with NBCi but did not submit a proposal to NBCi

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DIAMOND held multiple meetings with NBCi but did not submit a proposal to NBCi

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FIDO held multiple meetings with NBCi but did not submit a proposal to NBCi

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PLANET held one telephone meeting with NBCi management and subsequently declined to pursue the opportunity due to a lack of strategic fit

•
SEAHAWK held multiple meetings with NBCi and initiated discussions regarding potential transaction terms

—
SEAHAWK requested material terms and conditions for both NBC and NBCi, and the three parties were unable to come to an agreement

Other Considerations

•
During the sale process, market and business conditions have continued to deteriorate, creating a more difficult environment for effecting a sale

	Stock Price
			% Change
	1/18/01	4/6/01
Yahoo!	$34.44	$14.81	(57)%
Terra Lycos	16.88	8.69	(49)%
CNET	14.63	8.94	(39)%
GOTO.com	11.81	8.63	(27)%
Looksmart	3.47	1.13	(68)%
Ask Jeeves	5.13	0.88	(83)%
NBCi	$4.00	$1.50	(63)%
•
In addition, a significant change in NBC's perspective with respect to NBCi's advertising credits has decreased the likelihood of finding an interested buyer

•
DrKW and NBCi had indicated in discussions with potential buyers that NBC would be willing to allow the advertising credits to be transferred to a potential buyer

•
However, as discussions with third parties progressed, NBC stated that it believed the impact of transferring these credits would have too significant of a negative impact on NBC, implying that it might seek to withhold its consent with respect to any such transfer

Summary of NBC Proposal

Summary of Negotiations With NBC

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During the week of March 12th, Mark Begor raised the possibility of NBC acquiring NBCi with Will Lansing

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On March 26th, Class A directors Jim Heffernan and Phil Schlein were assigned the responsibility of negotiating with NBC on behalf of the Class A stockholders

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From March 26th to March 29th, representatives from NBC conducted due diligence at NBCi's offices in San Francisco

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On March 29th, Begor and Marty Yudkovitz met with Heffernan and Schlein, representatives of NBCi management and representatives of DrKW and discussed NBC's findings in due diligence and differences in perspective regarding valuation of NBCi

•
Begor and Yudkovitz indicated that NBC would likely submit a proposal for discussion the following week

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On April 3rd, NBC faxed a to NBCi "list of considerations... relating to a possible transaction" which did not include an indication of what price NBC would be willing to pay for NBCi; Begor, Heffernan, Schlein, Marc Sznajderman and representatives of DrKW held a conference call to review the proposal

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The NBC document contained two significant closing conditions related to the settlement of NBCi's balance sheet at closing

•
At the end of the conference call, Begor indicated that NBC would be willing to consider an acquisition of NBCi for $1.50 per share net to the Class A stockholders

Summary of Negotiations with NBC

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On April 4th, Begor, Heffernan, Schlein, Sznajderman and representatives of DrKW met at NBCi's offices in San Francisco to discuss terms, with Yudkovitz attending via conference call

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Heffernan and Schlein suggested a price of $2.35 per share, subject to NBC agreeing to drop its balance sheet-related closing conditions

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Begor and Yudkovitz countered with a proposal of $2.00 per share, agreeing to drop the balance sheet-related closing conditions

•
Heffernan and Schlein agreed to discuss this new proposal with NBCi's other Class A directors and meet again the following day to negotiate further

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On April 5th, Begor, Heffernan, Schlein, Sznajderman and representatives of DrKW met at the offices of U.S. Venture Partners in Menlo Park, with Yudkovitz attending via conference call

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Following discussion, Heffernan and Schlein began with a proposal of $2.25 per share

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Begor and Yudkovitz countered with a proposal of $2.10 per share

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Heffernan and Schlein countered with a proposal of $2.19 per share

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Begor and Yudkovitz countered with a proposal of $2.15 per share

•
After further discussion, Begor and Yudkovitz subsequently agreed to Heffernan's and Schlein's proposal of $2.19 per share

Summary of NBC Proposal

Price:	$2.19 per share in cash net to the Class A stockholders
Transaction Form:	One-step reverse triangular merger with stockholder vote
Significant Covenant:	Specific schedule for termination of employees
Closing Conditions:	• Approval by Class A directors and the stockholders of NBCi, with a separate vote of the Class A stockholders of NBCi • HSR approval • Other customary conditions to be negotiated
Voting Agreement:	Requirement that Chris Kitze agree to vote all Class A shares held by him in favor of the transaction
D&O Insurance:	NBC will obtain D&O insurance with annual premiums not in excess of 200% of current premiums, maintained for six years following closing
Treatment of Options:	Acceleration of options with holders of in-the-money options given the right to receive the spread between the offer price and the exercise price of their options; other options to be terminated at the closing
Termination:	• By mutual agreement
• By either party, in the event of a material breach by the other party of a representation, warranty or covenant
• If the approval of stockholders is not obtained, or if the Class A directors modify or withdraw their approval
• Fiduciary out for NBCi Class A directors
• September 30, 2001 "drop dead" date, with a 60 day extension under certain circumstances
No-Shop:	Prohibits solicitation of offers but allows NBCi to respond to unsolicited inquiries
Break-up Fee:	2% of market capitalization in the case of termination due to i) exercise of fiduciary out, ii) modification by the Class A directors of their recommendation to stockholders to approve the transaction or iii) the Class A stockholders voting against the transaction following receipt by NBCi of an alternative acquisition proposal which closes within nine months

NBCi Management Analyses

Summary of Management Analyses

•
In evaluating alternatives for NBCi, NBCi management was directed to prepare an analysis of alternatives to a sale to NBC, summarized below:

	Description	Equity Value	Value Per Share
Liquidation Analysis	• Expedient wind-down of NBCi with a focus on extracting as much liquidity/value in the shortest amount of time	$0MM - $163MM	$0.00 - $2.30
Bond Trust	• Invest NBCi's assets (cash and proceeds from potential monetization of advertising credits) in short-term investment-grade corporate bonds	$161MM - $257MM(1)	$2.28 - $3.63(1)
Media Partners	• Invest NBCi's assets (cash and proceeds from potential monetization of advertising credits) in acquisitions of traditional and new media businesses	$141MM - $565MM(1)	$2.00 - $8.00(1)
•
These analyses were used principally in preparation for discussions with NBC regarding a potential offer from NBC to acquire the Company

(1)
Management noted that these alternatives could result in a total loss of equity value in the event that NBC deemed these alternatives to be effectively a liquidation, triggering liquidation preferences under the Zero Coupon Convertible Debentures.

Other Considerations

•
However, NBCi management has noted that there are a number of risks associated with these strategies:

  Liquidation ($0.00 to $2.30 per share)

  •
  Event of default for Zero Coupon Convertible Debentures; significant risk of entire liquidation proceeds going to NBC to fulfill that obligation

  •
  Risk due to uncertainty surrounding amount of recovery in liquidation

  •
  Possibility of litigation from stockholders and business partners if liquidation resulted in a breach of any existing obligations or commitments

  Bond Trust ($2.28 to $3.63 per share)

  •
  Risk that NBC will not consent to the resale of advertising credits, a key driver in the valuation analysis

  •
  Lack of immediate liquidity

  •
  Likely to require stockholder approval

  •
  May be deemed a liquidation, allowing NBC to claim its rights under an event of default for the Zero Coupon Convertible Debentures and potentially resulting in a total loss of equity value

  Media Partners ($2.00 to $8.00 per share)

  •
  Risk that NBC will not consent to the resale of advertising credits, a key driver in the valuation analysis

  •
  Risk of loss of capital

  •
  Lack of immediate liquidity

  •
  May require stockholder approval

  •
  May be deemed a liquidation, allowing NBC to claim its rights under an event of default for the Zero Coupon Convertible Debentures and potentially resulting in a total loss of equity value

DrKW Valuation Analyses

Methodology

•
One of DrKW's principal valuation methodologies for the NBC proposal was based on stock price premiums paid in comparable transactions:

	Median Offer Price Premium to Average Stock Price Prior to Announcement
	1 Day	5 Day Avg.	10 Day Avg.	20 Day Avg.	30 Day Avg.
Internet Transactions	49%	52%	60%	70%	71%
Technology Transactions	43%	43%	44%	48%	45%
NBC Proposal	46%	65%	55%	52%	28%
•
Management has also prepared a four-year operating plan for NBCi as an ongoing business and has asked DrKW to perform valuation analyses based on these projections

•
However, in the operating plan prepared by management, the Company does not achieve profitability within the four year time frame and runs out of cash by the end of 2004 (projected cash balance of negative $27 million at the end of 2004)

•
In addition, management has expressed doubts regarding the long-term viability of NBCi's current business model

•
DrKW has performed the following additional valuation analyses:

•
A discounted cash flow analysis of the ongoing entity

•
Valuation in the context of a sale of the Company as an ongoing entity based on comparable companies and precedent transactions

•
The assumptions and results of these additional analyses are detailed below:

•
Each analysis assumes debt of $392 million and cash of $205 million (balances expected at June 30, 2001)

•
In the comparable company and precedent transactions analyses, cash repayment of the debt is assumed to be triggered by a sale of the Company

•
In the discounted cash flow analysis, cash repayment of the debt is assumed to be triggered by a liquidation of the business when the Company runs out of cash in 2004; however, if the Company were to continue to operate after the redemption date for its debt of November 2004, the Company would be able to redeem this debt in exchange for 7.1 million shares

—
In this scenario, the high end of DrKW's exit valuation range of 2x 2004E revenues generates a per share value of $2.22 per share, which is comparable to the NBC proposal of $2.19 per share

	Description	Enterprise Value	Equity Value	Value Per Share
Discounted Cash Flow Analysis:	• Discounted using equity cost of capital of 25% to 30%	($167MM) - ($48MM)	($354MM) - ($235MM) (assumes repayment of debt)	($5.38) - ($3.70) (assumes repayment of debt)
	• Terminal value at 0x to 2x 2004E revenues		$38MM - $157MM (assumes conversion of debt)	$0.53 - $2.22 (assumes conversion of debt)
Comparable Companies:	• Based on comparable publicly traded new media companies	$0MM - $217MM	($187MM) - $29MM	($2.95) - $0.46
• Valuation range of 0x to 3x 2001E revenues
Precedent Transactions:	• Based on acquisitions of comparable new media companies, adjusted for changes in the current market environment	$36MM - $217MM	($151MM) - $29MM	($2.38) - $0.46
• Valuation range of 0.5x to 3x 2001E revenues

Stock Price Premiums Analysis—Internet Transactions

					Premium to Trailing Average Price
Announce	Effective	Acquiror	Target	Deal Value	1 Day	5 Days	10 Days	20 Days	30 Days
3/24/01	Pending	CSFB	CSFBDirect	$74	60%	48%	41%	31%	23%
2/6/01	3/20/01	Vivendi (Flipside)	Uproar	54	50%	71%	80%	105%	133%
1/29/01	3/19/01	Disney	Disney Internet Group	250	4%	4%	7%	19%	25%
10/30/00	2/28/01	Primedia	About.com	599	45%	45%	58%	49%	26%
7/26/00	10/12/00	Infospace	Go2Net	3,954	40%	56%	61%	71%	78%
7/19/00	10/18/00	CNET Networks	ZDNet	1,705	48%	42%	54%	69%	63%
7/17/00	8/22/00	Knight Ridder	Careerbuilder	140	104%	104%	103%	115%	132%
5/16/00	10/30/00	Terra Networks	Lycos	13,431	87%	117%	130%	157%	146%
				Mean	55%	61%	67%	77%	78%
				Median	49%	52%	60%	70%	71%

Stock Price Premiums Analysis—Selected Technology Transactions

					Premium to Trailing Average Price
Announce	Effective	Acquiror	Target	Deal Value	1 Day	5 Days	10 Days	20 Days	30 Days
3/6/01	Pending	Palm	Extended Systems	$235	12%	33%	46%	36%	20%
2/21/01	Pending	Motorola	Blue Wave Systems	114	34%	33%	31%	24%	30%
2/21/01	Pending	CGI Group	IMRglobal	386	45%	42%	43%	54%	64%
2/20/01	Pending	Sybase	New Era of Networks	353	69%	79%	83%	79%	93%
2/7/01	Pending	Logitech International	Labtec	114	52%	68%	79%	102%	122%
1/29/01	3/19/01	Disney	Disney Internet Group	250	4%	4%	7%	19%	25%
1/23/01	1/2/00	Solectron	Centennial Tech.	121	19%	32%	39%	57%	60%
1/23/01	1/1/00	Proxim	Netopia	184	45%	66%	89%	121%	124%
1/16/01	3/20/01	Macromedia	Allaire	312	52%	83%	103%	115%	106%
1/15/01	Pending	Intel	Xircom	765	45%	45%	51%	59%	58%
12/21/00	4/5/01	Microsoft	Great Plains Software	916	29%	2%	(10)%	(8)%	(5)%
11/27/00	1/5/01	Agilent	Objective Sys. Integrators	716	50%	50%	61%	66%	75%
11/13/00	12/19/00	Philips Electronics	ADAC Laboratories	405	14%	14%	24%	38%	26%
11/13/00	Pending	3M	MicroTouch Systems	136	46%	46%	73%	98%	126%
11/10/00	2/15/01	Cisco	Active Voice	296	20%	21%	30%	42%	48%
11/1/00	2/1/01	Software AG	SAGA SYSTEMS	348	114%	125%	130%	130%	64%
10/30/00	3/1/01	Primedia	About.com	401	45%	45%	58%	49%	26%
10/27/00	1/17/01	Microchip Technology	TelCom Semiconductor	247	26%	24%	32%	25%	18%
10/25/00	1/10/01	Novellus Systems	GaSonics Intl	357	26%	42%	59%	57%	44%
10/24/00	1/18/01	Hewlett-Packard	Bluestone Software	320	9%	29%	41%	42%	36%
10/11/00	11/30/00	Kulicke and Soffa	Cerprobe	180	57%	49%	44%	40%	34%
10/3/00	2/16/01	3M	Robinson Nugent	122	14%	17%	23%	23%	19%
10/2/00	1/26/01	MKS Instruments	Applied Science & Tech.	213	38%	38%	32%	33%	35%
9/5/00	10/23/00	Unigraphics	Engineering Animation	166	24%	23%	31%	49%	64%
8/30/00	10/24/00	Electronics for Imaging	Splash Technology	143	39%	34%	33%	38%	38%
8/29/00	11/14/00	Motorola	Printrak Intl	143	4%	10%	17%	33%	35%
8/28/00	10/17/00	Sabre Holdings	GetThere	593	64%	64%	81%	82%	73%
8/24/00	10/25/00	Zoran	Nogatech	118	61%	62%	76%	84%	72%
7/27/00	12/19/00	Symantec	Axent Technologies	513	67%	56%	46%	39%	39%
7/26/00	11/30/00	Symbol Technologies	Telxon	465	28%	35%	34%	34%	42%

7/17/00	9/1/00	General Electric	Harmon Industries	$431	114%	114%	113%	130%	133%
7/17/00	8/23/00	John H. Harland Co.	Concentrex	140	76%	76%	75%	73%	66%
6/20/00	10/2/00	Brokat	Blaze Software	389	34%	48%	52%	81%	80%
6/12/00	8/31/00	Northrop Grumman	Comptek Research	133	21%	21%	22%	26%	28%
6/8/00	9/12/00	EarthLink	OneMain.com	252	53%	57%	72%	96%	98%
4/27/00	9/1/00	Allen Systems	Viasoft	152	53%	52%	57%	47%	44%
4/26/00	10/3/00	Komag	HMT Technology	141	52%	33%	23%	5%	(7)%
4/5/00	6/19/00	Peregrine Systems	Harbinger	759	91%	59%	44%	34%	32%
3/26/00	7/24/00	OpenTV	Spyglass	861	81%	81%	75%	70%	99%
3/8/00	7/3/00	Cybex Computer Prod.	Apex	960	24%	13%	5%	1%	2%
3/6/00	7/17/00	Comverse	Loronix Information Sys.	198	45%	45%	56%	64%	68%
2/25/00	5/15/00	NetIQ	Mission Critical Software	554	11%	10%	11%	17%	14%
2/7/00	4/19/00	Kana	Silknet Software	979	54%	54%	43%	49%	48%
2/7/00	4/20/00	Akamai	InterVU	783	41%	41%	41%	47%	45%
1/26/00	4/14/00	BroadVision	INTERLEAF	543	40%	45%	41%	52%	52%
1/17/00	3/13/00	ScanSoft	Caere Corporation	146	58%	58%	59%	63%	65%
1/12/00	2/18/00	Sage Group	Best Software	412	17%	26%	24%	25%	28%
1/10/00	5/4/00	Investor Group	TSI Inc.	173	32%	32%	34%	35%	33%
				Mean	43%	45%	49%	54%	53%
				Median	43%	43%	44%	48%	45%

Discounted Cash Flow Analysis—As of 6/30/01

	Management Projections
	2H 2001	2002	2003	2004
Revenue	$39.3	$90.2	$108.3	$129.9
Gross Profit	27.6	68.6	85.5	105.2
Operating & Development Exp	(19.1)	(40.6)	(43.3)	(45.5)
Sales & Marketing Exp (excl. NBC promo)	(18.9)	(49.6)	(54.1)	(71.5)
General & Administrative Exp	(22.6)	(49.6)	(54.1)	(58.5)

EBITA (excl. NBC promo)	$(33.1)	$(71.3)	$(66.0)	$(70.2)
Taxes	—	—	—	—

Unlevered Net Income (excl. NBC promo and Goodwill)	$(33.1)	$(71.3)	$(66.0)	$(70.2)
Adjustments
Add: Depreciation	14.2	28.8	22.3	10.9
Less: Barter Revenue	(8.6)	(20.0)	(24.0)	(28.8)
Less: Other Capital Expenditures	(3.2)	(7.8)	(8.5)	(9.4)
Less: Balance Sheet and Other Changes	(1.1)	—	—	—

Unlevered Free Cash Flow	$(31.8)	$(70.2)	$(76.3)	$(97.4)
		Terminal Revenue Multiple
Discount Rate
		0x	2x
	PV Cash Flows 2001-2004	$(167.0)	$(167.0)
	PV of Terminal Value	—	119.0
	Less: Debt	(392.1)	(392.1)
25%	Plus: Cash	204.6	204.6

	Equity Value	$(354.4)	$(235.4)
	Equity Value Per Share (with debt outstanding)	$(5.58)	$(3.70)
	Equity Value Per Share (assuming conversion of debt)	$0.53	$2.22
	PV Cash Flows 2001-2004	$(153.8)	$(153.8)
	PV of Terminal Value	—	103.7
	Less: Debt	(392.1)	(392.1)
30%	Plus: Cash	204.6	204.6

	Equity Value	$(341.2)	$(237.5)
	Equity Value Per Share (with debt outstanding)	$(5.37)	$(3.74)
	Equity Value Per Share (assuming conversion of debt)	$0.72	$2.19

Cost of Equity Analysis

Unlevered Betas
	Levered Beta					Unlevered Beta
			Market Value(1)		Debt/ Capital
Company	Predicted	Historical		Total Debt		Predicted	Historical
AOL Time Warner	1.9	2.6	$184,094	$21,944	10.7%	1.8	2.4
Yahoo	2.4	3.7	8,604	—	—	2.4	3.7
Terra Lycos	2.1	1.5	5,109	—	—	2.1	1.5
At Home	2.2	2.6	1,503	90	37.5%	1.7	1.9
Goto.com	2.1	1.1	465	1	0.2%	2.1	1.1
Looksmart	1.9	2.5	112	18	13.7%	1.8	2.3
Ask Jeeves	2.2	5.0	35	2	6.2%	2.2	4.8

Average	2.1	2.7				2.0	2.5
Cost of Equity
Risk Free Rate of Return	5.1%	Average Unlevered Predicted Beta	2.0
		Cost of Equity	24.1%
Market Risk Premium	8.2%
		Average Unlevered Historical Beta	2.5
Small Company Premium	2.6%	Cost of Equity	28.4%

Comparable Company Analysis

									Valuation Multiples
							Sales		Sales
	Price 4/6/01	% of 52 Wk High	Market Value	Enterprise Value
Company					Cash	Debt	CY00	CY01E	CY00		CY01E
Hybrids
AOL Time Warner	$39.30	57%	$182,178	$203,300	$4,186	$21,944	$35,400	$40,108	5.7	x	5.1	x
Terra Lycos	8.69	11%	4,688	1,789	2,899	—	530	900	3.4		2.0
At Home	3.59	12%	1,462	2,447	201	900	616	811	4.0		3.0
Primedia/About.com	5.45	18%	1,161	3,255	100	1,619	1,691	1,851	1.9		1.8
								Mean	3.8	x	3.0	x
								Median	3.7		2.5
Portals/Search Engines
Yahoo!	$14.81	9%	$8,357	$7,266	$1,120	—	$1,110	$791	6.5	x	9.2	x
GoTo.com	8.63	19%	454	400	55	1	103	216	3.9		1.9
Looksmart	1.13	3%	103	65	56	18	113	140	0.6		0.5
Ask Jeeves	0.88	1%	32	(71)	105	2	96	115	NM		NM
								Mean	3.7	x	3.8	x
								Median	3.9		1.9

Precedent Transactions Analysis

								Revenue Multiples
				Enterprise Value(1)		Sales		At Eff. Date				Adjusted
Annc. Date																Multiple Adjust.(2)
	Eff. Date	Acquiror	Target	at. Annc.	at Eff.	CY00E	CY01E	CY00E		CY01E		CY00E		CY01E
3/26/01	Pending	CSFB	CSFBDirect	$220	$220	$358	$365	0.6	x	0.6	x	0.6	x	0.6	x	Cash
2/6/01	3/20/01	Vivendi (Flipside)	Uproar	54	54	34	65	1.6	x	0.8	x	1.6	x	0.8	x	Cash
1/29/01	3/19/01	Disney	Disney Internet Group	1,002	917	392	489	2.3	x	1.9	x	2.2	x	1.7	x	(8)%
10/30/00	2/28/01	Primedia	About.com	599	321	98	175	3.3	x	1.8	x	1.8	x	1.0	x	(46)%
10/26/00	2/20/01	Homestore.com	Move.com(3)	751	883	55	70	16.2	x	12.6	x	14.5	x	11.3	x	(10)%
7/26/00	10/12/00	Infospace	Go2Net	3,954	1,147	82	135	14.0	x	8.5	x	2.0	x	1.2	x	(86)%
7/19/00	10/18/00	CNET Networks	ZDNet	1,705	999	165	220	6.0	x	4.6	x	3.5	x	2.7	x	(42)%
7/17/00	8/22/00	Knight Ridder	Careerbuilder	140	140	34	77	4.1	x	1.8	x	4.1	x	1.8	x	Cash
5/28/00	8/31/00	Yahoo!	eGroups(4)	423	416	17	NA	24.5	x	NA		3.1	x	NA		(87)%
5/16/00	10/30/00	Terra Networks	Lycos	13,431	4,133	362	544	11.4	x	7.6	x	4.8	x	3.2	x	(58)%
							Mean	8.4	x	4.5	x	3.8	x	2.7	x
							Median	5.1	x	1.9	x	2.6	x	1.7	x

(1)
Enterprise Value = Market Value + Total Debt & Capitalized Lease Obligations + Preferred Stock + Minority Interests - Cash & Equivalents - Short & Long Term Debt Investments.

(2)
In order to adjust for dramatic changes in market conditions, multiples have been adjusted based on the percentage decline in value of total consideration (enterprise value) since announcement.

(3)
Move.com 2000E revenues estimate equals first nine months of 2000 annualized.

(4)
eGroups 2000E revenues estimate equals the two months ended Aug. 31, 2000 annualized.